Exhibit (a)(11)

VME Transcript: Target Date: November 18

Hello, this is Kevin Butler, Vice President of Human Resources, with a message to our executives and our US classified employees.

Today Delphi is launching a program ... we’re calling it the exchange offer ... that is going to allow eligible employees the chance to exchange their outstanding stock options with an exercise price in excess of $17.00 for cash-settled stock appreciation rights.

This cash settled appreciation right ... or SAR ... works very much like an option, particularly those that are exercised using the cashless method. The value you can receive ... for either an option or a SAR ... is based upon the spread ... the difference between the fair market value of our common stock on the date you exercise and the stated exercise price of the option or SAR.

Your participation in the exchange offer is voluntary ...

We think there is a benefit for you to do so because:

1.	The value of the SARs you receive will be the same as the options exchanged

2.	The mechanics and tax treatment of exercising the SAR are very much like a cashless stock option exercise ... which is generally the most widely used method when options are exercised... and

3.	Delphi is going to pay any administrative fees on the SAR exercise... meaning that you will receive the spread less any taxes in cash

Our Board also reviewed and approved this transaction ...

They ... as well as your leadership team ... believe that this exchange is in line with our shift away from the use of stock options in our compensation programs.

The exchange of options to SARs also helps improve our overhang, which is the number of outstanding options over the number of currently outstanding common shares. Our overhang levels are monitored by our shareholders and can affect their perception of our future stock price.

As I mentioned earlier, your participation in this exchange offer is completely voluntary.

Employees who are eligible to participate in the exchange offer will be receiving a package that was mailed to their homes today that explains the transaction as well as the procedures on how to participate

Everyone will also be receiving an e-mail that provides a summary presentation of the offer, including eligibility and contact information.

All the materials are also available on our employee portal ... MyDelphi ... or Apollo.

Thank you for your time and we encourage you to read the materials carefully and in their entirety ... and seriously consider exchanging your options for the cash-based stock appreciation rights.